Exhibit 10.29

CONFIDENTIALITY AND LOCKUP AGREEMENT

This Confidentiality and Lockup Agreement is dated as of September 15, 2019 and is between Mosaic Acquisition Corp., a Delaware corporation (“Mosaic”), and each of the stockholder parties identified on Exhibit A hereto and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in Legacy Vivint and/or Mosaic;

WHEREAS, Legacy Vivint and Mosaic are executing the Merger Agreement on the date hereof pursuant to which a subsidiary of Mosaic will merge with and into Legacy Vivint and Mosaic will be renamed Vivint Smart Home, Inc.;

WHEREAS, the Stockholder Parties identified on Exhibit A hereto are also executing the Stockholders Agreement on the date hereof; and

WHEREAS, in connection with the Merger and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings between such parties with respect to confidentiality and restrictions on transfer of equity interests in Mosaic.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1. Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Agreement” means this Confidentiality and Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Stockholder Party or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by the receiving Stockholder Party or its designated representatives in violation of this Agreement;

(ii) that was already known to the receiving Stockholder Party or its designated representatives or was in the possession of the receiving Stockholder Party or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by the receiving Stockholder Party or its designated representatives from a source other than the Company or its designated representatives, provided that the source of such information was not actually known by the receiving Stockholder Party or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv) that was independently developed or acquired by the receiving Stockholder Party or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v) that the receiving Stockholder Party or its designated representatives is required, in the good faith determination of such receiving Stockholder Party or designated representative, to disclose by applicable Law, regulation or legal process, provided that such receiving Stockholder Party or designated representative takes reasonable steps to minimize the extent of any such required disclosure, provided further that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement.

“covered shares” has the meaning set forth in Section 3.1.

“designated representatives” has the meaning set forth in the Stockholders Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“immediate family” has the meaning set forth in Section 3.1(b).

“Lock-Up Period” has the meaning set forth in Section 3.1(a).

“Non-Recourse Party” has the meaning set forth in Section 4.16.

“Permitted Transferees” means with respect to a Stockholder Party, a Transferee of shares that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“shares” has the meaning set forth in the Stockholders Agreement.

“Stockholder Parties” has the meaning set forth in the Preamble.

“Stockholders Agreement” means the Stockholders Agreement, dated as of September 15, 2019, by and among Legacy Vivint, Mosaic and the other parties thereto.

“Stockholders Agreement Parties” means the “Stockholder Parties” as defined in the Stockholders Agreement.

1.2. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II

CONFIDENTIALITY

2.1. Confidentiality. Each Stockholder Party agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that each Stockholder Party and its designated representatives may disclose Confidential Information to the Stockholders Agreement Parties and the Stockholder Designees and (a) to its designated representatives or (b) as the Company may otherwise consent in writing; provided, further, however, that each Stockholder Party agrees to be responsible for any breaches of this Article II by such Stockholder Party’s designated representatives.

ARTICLE III

LOCKUP

3.1. Lockup. (a) During the period beginning on the effective time of the Merger and continuing to and including the date that is one (1) year after the Closing Date (the “Lock-Up Period”), each Stockholder Party agrees not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude such Stockholder Parties from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than such Stockholder Parties. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares.

(b) Notwithstanding the foregoing, a Stockholder Party may transfer or dispose of its shares (i) by will or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Section 3.1, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) to any immediate family member or other dependent, (v) as a distribution to limited partners, members or stockholders of such Stockholder Party, (vi) to its Affiliated investment fund or other Affiliated entity controlled or managed by such Stockholder Party or its Affiliates, (vii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above, (viii) pursuant to an order or decree of a Governmental Authority, (ix) from an executive officer to the Company or its Subsidiary or parent entities upon death, disability or termination of employment, in each case, of such executive officer, (x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of the shares involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such Stockholder Party’s shares shall remain subject to the provisions of this Section 3.1, (xi) to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by the Company pursuant to any employee benefit plans or arrangements which are set to expire during the Lock-Up Period, where any shares received by the undersigned upon any such exercise will be subject to the terms of this Section 3.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 3.1, (xii) with the prior written consent of the Company or (xiii) pursuant to sales or transfers in connection with the exercise of such Stockholder Party’s piggyback rights pursuant to the Registration Rights Agreement; provided that:

(i) in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this Section 3.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor;

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the Lock-Up Period (a) such Stockholder Party shall provide the Company prior written notice informing them of such report or filing and (b) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein;

(iii) for purposes of clause (x) above, “Change of Control” shall mean the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a Person or group of Affiliated Persons (other than the 313 Acquisition Entities or an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such Person or group of Affiliated Persons would Beneficially Own more than 50% of the outstanding voting securities of the Company (or the surviving entity);

(iv) any consent granted to a 313 Acquisition Entity pursuant to Section 3.1(b)(xii) of the Confidentiality and Lockup Agreement to which a 313 Acquisition Entity is party with the Company shall be automatically granted to all Stockholder Parties; and

(v) any consent granted to a PIPE Holder pursuant to Section 3.1(b)(xii) of the Confidentiality and Lockup Agreement to which a PIPE Holder is party with the Company shall be automatically granted to all PIPE Holders.

(c) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-Up Period so long as no transfers or other dispositions of such Stockholder Party’s shares in contravention of Section 3.1 are effected prior to the expiration of the applicable Lock-Up Period.

(d) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s shares describing the foregoing restrictions.

(e) The shares of common stock of Mosaic into which the shares of Series A Preferred Stock of Vivint Smart Home, Inc. are being converted in the Merger are securities that are “Freely Tradeable” as such term is defined in the Certificate of Designations of the Series A Preferred Stock (under clause (i) of such definition) and may be resold either pursuant to the Registration Statement (as defined in the Merger Agreement) or pursuant to a resale shelf on Form S-3 that will be effective no later than as of the Effective Time (as defined in the Merger Agreement), subject to the terms and conditions of this Agreement, the Stockholders Agreement and the Registration Rights Agreement, including the restrictions on transfer set forth in this Section 3.1 and shall be delivered free and clear of any restriction or legends other than specifically contemplated in the documents referenced in this clause (e).

ARTICLE IV

GENERAL PROVISIONS

4.1. Termination. Subject to Section 4.14 or the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholder Parties, as provided under Section 4.3, this Agreement (other than Article IV hereof), shall terminate with respect to each Stockholder Party and its Permitted Transferees at such time as such Stockholder Party and its Permitted Transferees collectively Beneficially Own less than 5% of the outstanding shares; provided that this Agreement shall not terminate with respect to any Stockholder Party or Permitted Transferee thereof subject to the restrictions in Section 3.1, until such time as such Stockholder Party or Permitted Transferee is no longer subject to the restrictions contained in Section 3.1.

4.2. Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) or delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

The Company’s address is:

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

Attention: Chief Legal Officer

with a copy (not constituting notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Igor Fert, Esq.

Fax: (212) 455-2502

If to any Stockholder Party, to such address as such Stockholder Party shall furnish to the Company in writing.

4.3. Amendment; Waiver. (a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 4.1; provided, however, that in the event the Company agrees to modify or amend the Confidentiality and Lockup Agreement of any other Stockholders Agreement Party in any manner that would benefit such Stockholders Agreement Party, then the Company shall also offer to modify or amend this Agreement in a similar manner. Prior to the consummation of the Merger, this Agreement may not be amended without the prior written consent of Legacy Vivint.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

4.4. Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof including, without limitation, providing representations to any transfer agent or other party reflecting that the shares to be received by the Solamere Holders are Freely Tradable. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Solamere Holders being deprived of the rights contemplated by this Agreement.

4.5. Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, any Solamere Holder may assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of shares that is an Affiliate of Solamere, in each case, so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a Stockholder Party hereunder, whereupon such Transferee shall be deemed a “Stockholder Party”. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

4.6. Third Parties. Except as provided for in Article II, Article III and Article IV with respect to any Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7. Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.8. Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 4.8,

(C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

4.9. Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

4.10. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

4.14. Effectiveness; Termination of Existing Stockholders and Securityholders Agreements. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article IV) shall not be effective until the consummation of the Merger. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

4.15. No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality and Lockup Agreement on the day and year first above written.

MOSAIC ACQUISITION CORP.

By:	/s/ David M. Maura
Name:	David M. Maura
Title: Chairman, President and Chief Executive Officer

[Signature Page to Confidentiality and Lockup Agreement]

SOLAMERE V INVESTMENT, LLC

By:	Solamere Capital Fund II, LP
Its: Managing Member

By:	Solamere Capital Fund II GP, LP
Its: General Partner

By:	Solamere Group, LLC
Its: General Partner

By:	/s/ Eric F. Scheuermann
Name:	Eric F. Schuermann
Title:	Managing Member

[Signature Page to Confidentiality and Lockup Agreement]

Exhibit A

Solamere V Investments, LLC

Exhibit B

FORM OF JOINDER TO CONFIDENTIALITY AND LOCKUP AGREEMENT

[             ], 20

Reference is made to the Confidentiality and Lockup Agreement, dated as of September 15, 2019, by and between Mosaic Acquisition Corp., Solamere V Investments, LLC and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Confidentiality and Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Confidentiality and Lockup Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Confidentiality and Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Confidentiality and Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Confidentiality and Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Confidentiality and Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

[COMPANY]

By:
Name:
Title: